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                                                                     Exhibit 5.2



                       [LETTERHEAD OF JUN HE LAW OFFICES]

                                                                    July 7, 2004


51job, Inc.
21st Floor, Wen Xin Plaza
755 Wei Hai Road
Shanghai 200041,
P.R. China


Re: 51job, Inc.

Dear Sirs,

We are qualified lawyers of the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as the PRC counsel for 51job, Inc. (the "COMPANY"), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company's registration statement on Form F-1, including all amendments or supplements thereto ("REGISTRATION STATEMENT"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on July 7, 2004, relating to the offering by the Company and certain selling shareholders of the Company a certain number of American Depositary Shares ("ADRS"), each of which represents two common shares par value US$0.0001 per share, of the Company and (ii) the Company's proposed listing of its ADSs on the Nasdaq National Market. We have been requested to give this opinion on, inter alia, (a) the legal ownership structure of Qian Cheng Wu You Network Information Technology (Beijing) Company Limited ("WFOE"), Qianjin Network Information Technology (Shanghai) Company Limited ("TECH JV"), Shanghai Qianjin Culture Communication Company Limited ("ADCO"), Wuhan Meihao Qiancheng Advertising Company Limited ("WUHAN ADCO"), Dalian Meihao Advertising Company Limited, Hangzhou Meijin Advertising Company Limited, Chongqing Qiancheng Wuyou Advertising Company Limited, Kunming Meihao Qiancheng Advertising Company Limited and Hefei Wuyou Culture Communication Company Limited (together with Wuhan AdCo, collectively, "ADCO SUBSIDIARIES"), Shanghai Run An Lian Information Consultancy Company Limited ("RAL") and Beijing Qian Cheng Si Jin Advertising Company Limited ("QIAN CHENG"), and (b) the legality and validity of the agreements listed in Schedule I hereto (the "AGREEMENTS").

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In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the Agreements.

We summarize each of the Agreements below:

1.   AGREEMENTS WITH RAL

     1.1 RAL Technical and Consulting Service Agreement. WFOE has entered into RAL Technical and Consulting Service Agreement with RAL, pursuant to which WFOE will, as the exclusive technology provider of RAL, provide certain technical and consulting services to RAL. RAL will pay WFOE the service fees in accordance with the timing and amount specified in the bill issued by WFOE based on the quantity of the services with the price agreed by both parties. The term of the agreement is ten years and can only be terminated by WFOE. Such term may be extended subject to the written consent of WFOE and RAL.

     1.2 RAL Equity Pledge Agreement. As security for RAL's obligations under RAL Technical and Consulting Service Agreement, the shareholders of RAL have pledged all of their equity interest in RAL to WFOE. Upon the occurrence of certain defaults by RAL as defined in RAL Equity Pledge Agreement, including any default by RAL in respect of any provisions of RAL Technical and Consulting Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, the right to sell the pledged equity. The pledge cannot be released until the discharge of all of RAL's obligations under RAL Technical and Consulting Service Agreement. Both parties have also agreed that WFOE is granted the option during the ten-year term of the agreement to purchase the equity interest in RAL to the maximum extent permitted under PRC laws and, upon the expiration of the term, if and to the extent the option has not been exercised, WFOE is obligated to purchase the equity interest in RAL to the extent permitted under PRC laws. In all cases, the purchase price shall be the lowest price permitted by PRC laws. In addition, the shareholders of RAL have agreed that:

          - they shall not transfer, dispose the pledged equity or take any other actions that will prejudice WFOE's interest as the pledgee;

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          -    they will not take any actions or omissions that will materially affect the assets, business and liabilities of RAL;

          - without the prior written consent of WFOE, they will not make material decisions concerning the operation of RAL, including profit distributions, increase or decrease of the registered capital, issuance of bonds, merge, split up or any change in the form of the entity, any change of the business scope, modification of the articles of association, borrowing from any third party or otherwise incurrence of any liabilities for any indebtedness to any third party in the name of RAL; and appointment of the member of the board of directors of RAL; and

          - WFOE has the right to recommend the general manager and other senor executive officers and they shall cause the board of directors to appoint the general manager and other senior executive officers only from those candidates recommended by WFOE.

     1.3 Tech JV and RAL Cooperation Agreement. RAL and Tech JV have entered into the Cooperation Agreement, under which RAL will provide the human resource service to Tech JV's customers and post the human resource related information through its website (www.51job.com). Tech JV agrees to provide technical support to the development, construction and maintenance of RAL's website and to provide the technical support to RAL's human resource service in accordance with the customer's specific demand. In the event that RAL breaches the Cooperation Agreement or causes the breach of the three-party agreement entered into by RAL, Tech JV and the customer, RAL shall be liable for such breach and hold Tech JV harmless from such breach. Tech JV will pay RAL the service fee quarterly, with the amount equal to the direct operating costs plus 5% of such costs, to the maximum amount of RMB 300,000 per quarter. The term for the Cooperation Agreement is ten years and may be extended subject to the written consent of both parties.

     1.4 Domain Name License Agreement. 51net has entered into the Domain Name License Agreement with RAL, under which 51net has granted RAL the right to use within the PRC, only in connection with RAL's operation of the website of http://www.51job.com for a license fee to be determined by both parties. RAL is not permitted to assign the right to use these domain names to any third party without the written consent of 51net. The term for the Domain

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          Name License Agreement is two years and may be extended subject to the consent of 51net.


2.   AGREEMENTS WITH QIAN CHENG

     2.1 Qian Cheng Technical and Consulting Service Agreement. WFOE has entered into Qian Cheng Technical and Consulting Service Agreement with Qian Cheng, pursuant to which WFOE will, as the exclusive technology provider of Qian Cheng, provide certain technical and consulting services to Qian Cheng. Qian Cheng will pay WFOE the service fees in accordance with the timing and amount specified in the bill issued by WFOE based on the quantity of the services with the price agreed by both parties. The term of agreement is ten years and can only be terminated by WFOE. Such term may be extended subject to the written consent of WFOE and Qian Cheng.

     2.2 Qian Cheng Equity Pledge Agreement. As security for Qian Cheng's obligations under the Qiang Cheng Technical and Consulting Service Agreement, the shareholders of Qian Cheng have pledged all of their equity interest in Qian Cheng to WFOE. Upon the occurrence of certain defaults by Qian Cheng as defined in the Qian Cheng Equity Pledge Agreement, including any default by Qian Cheng in respect of any provisions of Qian Cheng Technical and Consulting Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, the right to sell the pledged equity. The pledge cannot be released until the discharge of all of Qian Cheng's obligations under Qian Cheng Technical and Consulting Service Agreement. Both parties have also agreed that WFOE is granted the option during the ten-year term of the agreement to purchase the equity interest in Qian Cheng to the maximum extent permitted under PRC laws and, upon the expiration of the term, if and to the extent the option has not been exercised, WFOE is obligated to purchase the equity interest in Qian Cheng to the extent permitted under PRC laws. In all cases, the purchase price shall be the lowest price permitted by PRC laws. In addition, the shareholders of Qian Cheng have agreed that:

          - they shall not transfer, dispose the pledged equity or take any other actions that will prejudice WFOE's interest as the pledgee;

          - they will not take any actions or omissions that will materially affect the assets, business and liabilities of Qian Cheng;

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          -    without the prior written consent of WFOE, they will not make material decisions concerning the operation of Qian Cheng, including profit distributions, increase or decrease of the registered capital, issuance of bonds, merge, split up or any change in the form of the entity, any change of the business scope, modification of the articles of association, borrowing from any third party or otherwise incurrence of any liabilities for any indebtedness to any third party in the name of Qian Cheng; and appointment of the member of the board of directors of Qian Cheng; and

          - WFOE has the right to recommend the general manager and other senor executive officers and they shall cause the board of directors to appoint the general manager and other senor executive officers only from those candidates recommended by WFOE.

     2.3 51net and Qian Cheng Call Option Agreement. 51net has entered into the Call Option Agreement with Qian Cheng, as amended, under which Qian Cheng has irrevocably granted 51net an option for 51net or its designated party to purchase, if and when permitted by PRC laws, all of Qian Cheng's equity interest in Tech JV, AdCo and AdCo existing subsidiaries and future entities to be set up by Qian Cheng. During the effective term of the Call Option Agreement, Qian Cheng shall not transfer any of its equity interest in the foresaid entities without 51net's prior consent. The price for 51net to purchase all the equity interest of Qian Cheng in Tech JV and AdCo is RMB1.2 million or the lowest price as permitted by PRC laws if RMB1.2 million is not permissible under then applicable PRC laws, and the price for purchasing Qian Cheng's equity interest in AdCo's exiting subsidiaries and future entities will be the lowest price to the extent permitted by PRC laws. The term for the Call Option Agreement is ten years, and may be extended subject to the consent of both parties.


3.   EQUITY TRANSFER AGREEMENT

     51net has entered into the Equity Transfer Agreement with Wuhan AdCo, under which 51net transferred its 48% equity interest in Tech JV to Wuhan AdCo at a price of RMB 1 million. Under the agreement, 51net or its designated party will redeem such 48% equity interest in all or in part from Wuhan AdCo subject to PRC laws, approval of relevant government authorities and the redemption terms and price as required by 51net.

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In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the Agreements as they were presented to us up to the date of this legal opinion and that none of the Agreements has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Agreements. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

As used herein, (i) "PRC LAWS" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available; (ii) "APPROVALS" means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspections, qualifications and licenses; (iii) "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and the PRC Group Companies (as defined below) taken as a whole; and
(iv) "PROSPECTUS" means the prospectus that forms a part of the Registration Statement, as amended.

Based on the foregoing, we are of the opinion that:

1. WFOE, i.e., Qian Cheng Wu You Network Information Technology (Beijing) Company Limited, has been duly incorporated and is validly existing as a wholly foreign owned enterprise with legal person status in good standing under PRC Laws. All of the registered capital of WFOE has been fully paid and is owned by 51net Beijing ("51NET BEIJING") directly, to the best of our knowledge after making due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right.

2. RAL, i.e., Shanghai Run An Lian Information Consultancy Company Limited, has been duly incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under PRC Laws. All of the registered capital of RAL has been fully paid and is 20%-owned by Mr. Tao Wang and 80%-owned by Mr. Michael Feng, directly and respectively, to the best of our knowledge after making due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right except for the pledge, restrictions on transfer, option and purchase obligation as set forth in the RAL Equity Pledge Agreement.

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3.   QIAN CHENG, i.e., Beijing Qian Cheng Si Jin Advertising Company Limited,
     has been duly incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under PRC Laws. All of the registered capital of Qian Cheng has been fully paid and is 20%-owned by Beijing Run An Information Consultancy Company Limited (which is 20%-owned by Mr. Tao Wang and 80%-owned by Mr. Michael Feng, directly and respectively) and 80%-owned by Mr. Michael Feng, directly and respectively, to the best of our knowledge after making due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right except for the pledge, restrictions on transfer, option and purchase obligation as set forth in the Qian Cheng Equity Pledge Agreement.

4. TECH JV, i.e., Qianjin Network Information Technology (Shanghai) Company Limited, has been duly incorporated and is validly existing as a Sino-foreign equity joint venture company with legal person status in good standing under PRC Laws. All of the registered capital of Tech JV has been fully paid and is 51%-owned by 51net.com Inc. ("51NET"), 48%-owned by Wuhan AdCo and 1%-owned by Qian Cheng, directly and respectively, to the best of our knowledge after making due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right except for (i) the option granted with respect to Qian Cheng's interest in Tech JV as set forth in the 51net and Qian Cheng Call Option Agreement, as amended, and (ii) the redemption right granted with respect to Wuhan AdCo's interest in Tech JV as set forth in the Equity Transfer Agreement.

5. ADCO, i.e., Shanghai Qianjin Culture Communication Company Limited, has been incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under PRC Laws. All of the registered capital of AdCo has been fully paid and is 80%- owned by Tech JV and 20%-owned by Qian Cheng, directly and respectively, to the best of our knowledge after making due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right except for the option granted with respect to Qian Cheng's interest in AdCo as set forth in the Call Option Agreement, as amended.

6. Each of the ADCO SUBSIDIARIES, i.e., Wuhan Meihao Qiancheng Advertising Company Limited, Dalian Meihao Advertising Company Limited, Hangzhou Meijin Advertising Company Limited, Chongqing Qiancheng Wuyou Advertising Company Limited, Kunming Meihao Qiancheng Advertising Company Limited and Hefei Wuyou Culture Communication Communication Limited, has been duly incorporated and

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     is validly existing as a privately owned enterprise with legal person status in good standing under PRC Laws. All of the registered capital of each AdCo Subsidiary has been fully paid, and, except for Wuhan AdCo which is 70%-owned by AdCo and 30%-owned by Qian Cheng, each AdCo Subsidiary is 90%-owned by AdCo and 10%-owned by Qian Cheng, directly and respectively, and in each case to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right except for the option granted with respect to Qian Cheng's interest in each of AdCo Subsidiaries as set forth in the Call Option Agreement, as amended.

7. All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of WFOE, RAL, Qian Cheng, Tech JV, AdCo and each of AdCo Subsidiaries (together, the "PRC GROUP COMPANIES") respectively have been duly issued and obtained and all such Approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition other than the annual inspection conducted by relevant government authorities, except for the Approval for the establishment of AdCo which was not sufficient at the time when AdCo was established under the then applicable PRC Law, which lack of sufficient Approval however would not result in a Material Adverse Effect. Each of PRC Group Companies respectively has complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

8. Each of PRC Group Companies has the power and authority and has satisfied all conditions and done all things required by applicable PRC Laws (including the obtaining and possessing of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing business as described in the Prospectus, including proper Approval for (A) Tech JV to engage in online advertising business, each of AdCo and AdCo Subsidiaries to design, produce and act as an agent for the domestic advertisements, and Qian Cheng to design, produce and publish advertisements for Chinese and multinational companies in China, (B) RAL to engage in human resources related services, including Internet human resources services, and to engage in Internet information services (excluding contents with respect to news, publishing, education, medical and health care, medication, medical appliances, and billboard services, or
     BBS), (C) WFOE to provide network and software related technical support services, and (D) Tech JV to conduct its software development, multimedia and network system design and information

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     technology, each as described in the Prospectus, and to enter into and perform its obligations under each of the Agreements to which it is a party. Such Approvals are in full force and effect and no violation exists in respect of any such Approvals. We are not aware, after due and reasonable inquiries, of any reason that will cause us to reasonably believe that such Approvals (including any that are subject to periodic renewal) will not be renewed by the relevant PRC authority.

9. Each of the PRC Group Companies can legally conduct its business as described in the Prospectus and, to the best of our knowledge after due and reasonable inquiries, none of the PRC Group Companies are in violation of any PRC Law, or in breach of or in default under their articles of association or other constitutional or organizational documents, their business licenses or in breach or default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us after due and reasonable inquires and to which any of the PRC Group Companies is expressed to be a party or by which it or any of their respective properties is bound, which violation, breach or default has not been corrected, remedied, rectified or waived; and there exists no such violation, breach or default, the result of which would have a Material Adverse Effect.

10. Each of the PRC Group Companies, Mr. Michael Feng and Mr. Tao Wang has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Agreements to which they are expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Agreements (taken both individually and together as a whole) against each of them in accordance with the terms of each of the Agreements (taken both individually and together as a whole), subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

11. No Approvals are required to be done or obtained for the performance of PRC Group Companies of their obligations and the transactions contemplated under the Agreements other than those already obtained, except for any exercise by relevant PRC Group Companies or Overseas Subsidiaries (as defined below) of their rights under the Agreements, as the case may be, will be subject to: (i) discretionary approval of and/or registration with the government for the resulting equity transfer; and (ii) in the case of that the transferee is a foreign company or individual, the exercise price for equity transfer under the Agreements must comply with

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     relevant PRC Laws, which currently require the exercise price for such equity transfer to reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

12. Each of the PRC Group Companies, Mr. Michael Feng and Tao Wang has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by applicable PRC Laws (including the obtaining and possessing of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery or the performance of their respective obligations under each of the Agreements to which they are expressed to be a party, and the representatives of each of the PRC Group Companies (as the case may be) have been duly authorized to do so and no such Approval has been revoked or amended.

13. The execution, delivery and performance by each of PRC Group Companies, each of Mr. Michael Feng and Mr. Tao Wang, and each of 51net Beijing and 51net ("OVERSEAS SUBSIDIARIES") of their respective obligations under each of the Agreements to which they are expressed to be a party (taken both individually and together as a whole) does not and will not contravene or result in a breach or violation of (i) the articles of association of any of the PRC Group Companies; (ii) any PRC Laws; and (iii) any agreement, instrument, arbitration award or judgment, order or decree, known to us after due and reasonable inquiries, of any government authority or court in the PRC, having jurisdiction over any of the PRC Group Companies or Overseas Subsidiaries, to which is expressed to be a party or which is binding on them or any of their assets, it being understood that our opinion regarding contravention, breach or violation by any of the Overseas Subsidiaries of agreement or instrument is limited to agreements or instruments governed by PRC Laws.

14. Each of the Agreements is, and all the Agreements taken as a whole are legal, valid, enforceable and admissible as evidence under PRC Laws and is binding on the persons expressed to be parties thereto, except for any exercise by relevant PRC Group Companies or Overseas Subsidiaries of their rights under the Agreements, as the case may be, will be subject to approval or registration as described in Paragraph 11 above. No provisions in any of the Agreements (taken both individually and together as a whole) contravene in any way any applicable Laws of the PRC, including without limitations, the following provisions:

     (a) the right of WFOE under each of RAL Equity Pledge Agreement and Qian Cheng Equity Pledge Agreement to approve the appointment of the board of directors of RAL and Qian Cheng, and to recommend the general manager and other senor executive officers to RAL and Qian Cheng, respectively; and

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     (b)  the grant of the pledge by the respective shareholders of RAL and Qian
          Cheng of their equity interest under each of RAL Equity Pledge Agreement and Qian Cheng Equity Pledge Agreement, and the right of enforcement of such pledge of the equity interest by WFOE.

15. All registrations, filings and recordings have been fulfilled in order for each pledgee under each of the RAL Equity Pledge Agreement and Qian Cheng Equity Pledge Agreement to enjoy the first preemptive rights against any other secured or unsecured creditors of each pledgor under each Equity Pledge Agreement.

16. No Approvals are currently required in the PRC for the equity to be effectively pledged pursuant to each of RAL Equity Pledge Agreement and Qian Cheng Equity Pledge Agreement.

17. The summaries of each of the Agreements set out in this opinion are true and accurate.

18. None of PRC Group Companies is entitled to any immunity from any legal proceedings or other legal process or from enforcement, execution or attachment in respect of their obligations in the transactions contemplated under any of the Agreements.

19. The obligations undertaken by and the rights granted to each party to any of the Agreements are legally permissible under PRC Laws.

20. To the best of our knowledge after due and reasonable inquiries, no PRC Group Company is in breach of the terms and conditions of any Approvals, and, except for the licenses for human resource services and Internet information provision currently held by Tech JV which however would not result in a Material Adverse Effect, there are no circumstances existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

21. To the best of our knowledge after due and reasonable inquiries, none of the PRC Group Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of the PRC Group Companies (as the case may be) or for the suspension, withdrawal, revocation or cancellation of any of their respective business licenses.

22. Each of the PRC Group Companies possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal local regulatory agencies or bodies necessary to conduct the business now

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     operated by it as described in the Prospectus, and none of PRC Group
     Companies has received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit.

23. Each of the PRC Group Companies possesses valid licenses in full force and effect or otherwise has the legal right to use the trademarks, service marks and other intellectual property, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), other trademarks, service marks and trade names currently employed by them, and, to our knowledge, none of the PRC Group Companies has received any notice of infringement of asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

24. To the best of our knowledge after due and reasonable inquires, there are no Chinese legal or governmental proceedings pending or threatened to which the Company or any of PRC Group Companies or Overseas Subsidiaries is a party, or to which the property of any of them is subject, before or brought by any court or governmental agency or body in the PRC, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Agreements or the performance by the Company or any of the PRC Group Companies, Overseas Subsidiaries of their respective obligations thereunder.

25. The information under the captions "Risk Factors", "Corporate Structure", "Regulation", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to the extent they constitute matters of PRC laws are correct in all material respects; and our opinion set forth under "Enforceability of Civil Liabilities" in the Prospectus is confirmed.

26. To the best of our knowledge after due and reasonable inquiries, except as disclosed in the Prospectus, there are no outstanding guarantees or contingent payment obligations by any PRC Group Company in respect of indebtedness of third parties which will result in a Material Adverse Effect.

27. The choice of PRC Laws as the governing law in relevant Agreements is a valid choice of governing law and will be binding on the parties to the relevant Agreement, and all conditions to which such Approvals have been fulfilled.

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This opinion is limited to PRC Laws of general application as of the date of this opinion and is given on the basis that it will be governed by, and construed in accordance with, PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

The PRC Laws referred to herein are laws currently in force as of the date of the opinion and there is no guarantee that any of such Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Risk Factors", "Corporate Structure", "Regulation", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Enforceability of Civil Liabilities" and "Experts" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,



/s/ Jun He Law Offices

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
                                                                      Schedule I



1. Call Option Agreement between 51net and Qian Cheng dated August 1, 2002, as amended and supplemented on May 3, 2004;

2.   Cooperation Agreement between Tech JV and RAL dated May 3, 2004;

3.   Domain Name License Agreement between 51net and RAL dated May 3, 2004;

4.   Equity Transfer Agreement between 51net and Wuhan AdCo dated April 5, 2004;

5. Qian Cheng Equity Pledge Agreement between WFOE and the shareholders of Qian Cheng dated May 3, 2004;

6. RAL Equity Pledge Agreement between WFOE and the shareholders of RAL dated May 3, 2004;

7. Technical and Consulting Service Agreement between WFOE and Qian Cheng May 3, 2004, as amended on July 2, 2004; and

8. Technical and Consulting Service Agreement between WFOE and RAL dated May 3, 2004, as amended on July 2, 2004.

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